EXHIBIT 4.1.9
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     NINTH SUPPLEMENTAL INDENTURE (this “Ninth Supplemental Indenture”) dated as of June 17, 2010 by and among the Issuers (as defined below), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), Whakatane Mill Australia Pty. Limited (the “Additional Note Guarantor”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) and with respect to collateral of certain other Note Guarantors, as collateral agent (the “Original Collateral Agent”) under the indenture referred to below and WILMINGTON TRUST (LONDON) LIMITED, as collateral agent (the “Additional Collateral Agent” and, together with the Original Collateral Agent, the “Collateral Agents”), with respect to the collateral listed in Appendix B, as amended and restated, of Amendment No.1 and Joinder Agreement to the First Lien Intercreditor Agreement, dated as of January 21, 2010 (the “FLICA Joinder”).
W I T N E S S E T H :
          WHEREAS Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), BP I and certain affiliates of the Issuers, as Note Guarantors, have heretofore executed and delivered to the Trustee a supplemental indenture (the “First Supplemental Indenture”) dated as of November 5, 2009, a supplemental indenture (the “Second Supplemental Indenture”) dated as of December 2, 2009, a supplemental indenture (the “Third Supplemental Indenture”) dated as of January 29, 2010, a supplemental indenture (the “Fourth Supplemental Indenture”) dated as of February 2, 2010, a supplemental indenture (the “Fifth Supplemental Indenture”) dated as of February 25, 2010, a supplemental indenture (the “Sixth Supplemental Indenture”) dated as of March 4, 2010, a supplemental indenture (the “Seventh Supplemental Indenture”) dated as of March 30, 2010 and a supplemental indenture (the “Eighth Supplemental Indenture”) dated as of May 4, 2010 to the indenture dated as of November 5, 2009 (the “Original Indenture”, and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture, the “Indenture”), in respect of the issuance of an aggregate principal amount of $1,125,000,000 of 7.75% Senior Secured Notes due 2016 (the “Dollar Notes”) and an aggregate principal amount of €450,000,000 of 7.75% Senior Secured Notes due 2016 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”);
          WHEREAS pursuant to a joinder agreement dated as of June 17, 2010 to the Senior Secured Credit Facilities, the Additional Note Guarantor executing this Ninth Supplemental Indenture will become a guarantor under the Senior Secured Credit Facilities;
          WHEREAS pursuant to Section 4.11 of the Indenture, each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment and the other obligations under the Notes and the Indenture;
          WHEREAS pursuant to the FLICA Joinder, the Additional Collateral Agent was appointed as, and agreed to act as, a separate collateral agent with respect to the Designated Collateral (as defined in the FLICA Joinder);
          WHEREAS the parties hereto desire that the Additional Collateral Agent acts as a separate collateral agent with respect to the Designated Collateral under the Indenture;
          WHEREAS the collateral of the Additional Note Guarantor is Designated Collateral (as defined in the FLICA Joinder) and the Additional Collateral Agent has agreed to act as a collateral agent with respect to such Designated Collateral;
          WHEREAS pursuant to Section 9.01(a)(vi) of the Indenture, the Trustee, the Original Collateral Agent, the Additional Collateral Agent, BP I and the Issuers are authorized to (i) to amend the Indenture to add a Note Guarantor with respect to any Note and (ii) to execute and deliver this Ninth Supplemental Indenture;
          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Note Guarantor covenants and agrees for the equal and ratable benefit of the Holders of the Notes as follows:

          1. Amendment of the Indenture. The Indenture is hereby amended by adding the following provisions as Section 12.01(e):
          (e) The Trustee acting for and on behalf of the Secured Parties, is authorized to appoint and designate, on its behalf, a Collateral Agent with respect to Collateral at any time located in the Province of Quebec, Canada, including by way of appointment and designation of a fondé de pouvoir and of a depositary, mandatary and custodian, the whole with respect to taking security over such Collateral under the laws of the Province of Quebec, and take all other actions in furtherance thereof. Each Holder, by becoming the holder of a Note, irrevocably ratifies the appointment and designation by the Trustee in accordance with this section.
          2. Agreement to Guarantee. The Additional Note Guarantor hereby agrees to unconditionally guarantee the obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture.
          3. Ratification of Indenture; Ninth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Following the date hereof, all of the covenants set forth in Article IV of the Indenture shall be deemed to have been applicable to the Additional Note Guarantor beginning as of the Issue Date as if the Additional Note Guarantor has been a party thereto on such date, and any action or inaction taken by the Additional Note Guarantor after the Issue Date and prior to the date hereof prohibited by the Indenture, shall be deemed a Default by the Additional Note Guarantor under the Indenture as of the date hereof. This Ninth Supplemental Indenture shall form a part of the Indenture for all purposes, and every noteholder heretofore or hereafter authenticated and delivered shall be bound hereby. The Additional Note Guarantor hereby agrees to (i) be bound by and become a party to the First Lien Intercreditor Agreement, as amended, supplemented, or otherwise modified from time to time, as if originally named Guarantors therein and (ii) be bound by and become a party to the Existing Intercreditor Agreement, as if originally named Obligors therein, by executing and delivering accession deeds to such Existing Intercreditor Agreement in form and substance reasonably satisfactory to the Security Trustee thereunder.
          4. Governing Law. THIS NINTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE ADDITIONAL NOTE GUARANTOR AGREES TO SECTION 13.09 OF THE INDENTURE, INCLUDING WITH RESPECT TO SUBMISSION TO JURISDICTION, WAIVER OF OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND PURSUANT TO SECTION 13.08, THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.

          5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture or any Guarantee referenced herein.
          6. Collateral Agent Makes No Representation. Neither Collateral Agent makes any representation as to the validity or sufficiency of this Ninth Supplemental Indenture or any Guarantee referenced herein.
          7. Duplicate Originals. The parties may sign any number of copies of this Ninth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
          9. No Adverse Interpretation of Other Agreements. This Ninth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Ninth Supplemental Indenture.
          10. No Recourse Against Others. No director, officer, employee or manager of the Additional Note Guarantor will have any liability for any obligations of the Issuers, Note Guarantors or Additional Note Guarantor under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the guarantee of the obligations under the Notes and the Indenture by the Additional Note Guarantor. The waiver may not be effective to waive liabilities under the federal securities laws.
          11. Indemnity. (a) The Issuers, BP I and the Additional Note Guarantor executing this Ninth Supplemental Indenture, subject to Section 10.08 of the Original Indenture, jointly and severally shall indemnify the Trustee and each of the Collateral Agents (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Ninth Supplemental Indenture or the Note Guarantees provide herein against the Issuers, BP I or a Note Guarantor (including this Section) and defending against or investigating any claim (whether (i) asserted by the Issuers, BP I, the Additional Note Guarantor, any Holder or any other Person or (ii) with respect to any action taken by the Trustee or the Collateral Agents under the Existing Intercreditor Agreement, the First Lien Intercreditor Agreement, any Additional Intercreditor Agreement or any other agreement referenced herein). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee or any Collateral Agent. The Trustee and the Collateral Agents shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve the Issuers, BP I or any Note Guarantor executing this Ninth Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Note Guarantor, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the other Note Guarantors in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on particular Notes.
          12. Successors and Assigns. All covenants and agreements of the Issuers, BP I and the Additional Note Guarantor in this Ninth Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee and each Collateral Agent in this Ninth Supplemental Indenture shall bind its successors and assigns.
          13. Severability. In case any one or more of the provisions contained in this Ninth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Ninth Supplemental Indenture or the Notes.
          14. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
     If to the Additional Note Guarantor:
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Attention: Helen Golding
Fax: (64-9) 366 6263
If to the Additional Collateral Agent:
Wilmington Trust (London) Limited
6 Broad Street Place
London EC2M 7JH
Facsimile: +44 (0)20 7614 1122
Attention: Elaine Lockhart

          15. Amendments and Modification. This Ninth Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER INC.
By	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER LLC
By	s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By	s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
By	s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Officer

Ninth Supplemental Indenture

Executed by WHAKATANE MILL	)
AUSTRALIA PTY LIMITED by the	)
party’s attorney pursuant to power of	)
attorney dated 17/6/10 who states that	)
no notice of revocation of the power	)
of attorney has been received in the	)
presence of:	)

/s/ Stephen Mihaljeuil	/s/ Pru Wyllie

Witness	Attorney

Stephen Mihaljeuil	Pru Wyllie

Name of Witness	Name of Attorney
Ninth Supplemental Indenture

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Original Collateral Agent
By	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

Ninth Supplemental Indenture

WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent
By	/s/ E.K. Lockhart
	Name:	E.K. Lockhart
	Title:	Relationship Manager